Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Brent Vandermause
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces November 2023 Implemented Rates

NORTHBROOK, Ill., December 14, 2023 – The Allstate Corporation (NYSE: ALL) today announced implemented auto and homeowners insurance rates for November 2023.
“Allstate continued to make progress on our comprehensive plan to improve profitability. Since the beginning of the year, rate increases for Allstate brand auto insurance have resulted in a premium impact of 11.4%, which are expected to raise annualized written premiums by approximately $2.97 billion, and rate increases for Allstate brand homeowners insurance have resulted in a premium impact of 10.1%, which are expected to raise annualized written premiums by approximately $1.03 billion. Implemented rate increases and inflation in insured home replacement costs resulted in a 12.6% increase in homeowners insurance average gross written premium in November 2023 compared to the prior year,” said Jess Merten, Chief Financial Officer of The Allstate Corporation. “In addition, we recently received approval from Departments of Insurance in California, New York and New Jersey for Allstate brand auto insurance rate increases of 30.0%, 14.6% and 20.0%, respectively, as we work with the regulators to enable us to offer protection to customers. We expect to implement these rates in December with effective dates through February 2024. The rates are expected to raise annualized written premiums by approximately $1 billion.” Our implemented rate exhibit for auto and homeowners insurance has been posted on www.allstateinvestors.com.
Allstate’s estimated catastrophe losses were below the $150 million reporting threshold for November 2023.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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